EXHIBIT 10.6

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Ronald Zazworsky)

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) by and between SOURCECORP, Incorporated, a Delaware corporation and SOURCECORP Management, L.P., a Texas limited partnership and indirect wholly owned subsidiary of SOURCECORP, Incorporated (collectively, the “Company”), and Ronald Zazworsky (“Employee”) is made and entered into effective as of April 10, 2002.

R E C I T A L S

The following statements are true and correct:

This Amendment amends that certain Amended and Restated Employment Agreement by and between Employee and F.Y.I. Incorporated (n/k/a SOURCECORP, Incorporated), dated May 18, 2001 (the “Agreement”).

The parties desire to amend the Agreement to amend the Change in Control provisions contained therein.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

A G R E E M E N T S

1.     Amendment to Agreement.  The parties agree to amend Section 20 of the Agreement to read in its entirety as follows:

20.           Change in Control.

(a)           Unless he elects to terminate this Agreement pursuant to (c) below, Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

(b)           In the event of a pending Change in Control wherein the Employee has not received written notice at least fifteen (15) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the closing to assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, such Change in Control shall be deemed to be a termination of this Agreement by the Company and the amount of the lump-sum severance payment due to Employee shall be 1.72 times the sum of Employee’s annual salary plus maximum annual bonus opportunity in effect immediately prior to the Change in Control and the non-competition provisions of paragraph 9 shall not apply whatsoever.  Payment shall be made either at closing of the transaction if notice is served at least five (5) days before closing or within ten (10) days of Employee’s written notice.

(c)           In any Change in Control situation in which Employee has received written notice from the successor to the Company that such pending successor is willing to assume the Company’s obligations hereunder or Employee receives notice after (or within fifteen (15) business days prior to) the Change in Control that Employee is being terminated, Employee may nonetheless, at his sole discretion, elect to terminate this Agreement by providing written notice to the Company at any time prior to closing of the transaction and up to two (2) years after the closing of the transaction giving rise to the Change in Control.  In such case, the amount of the lump-sum severance payment due to Employee shall be 1.72 times the sum of Employee’s annual salary plus maximum annual bonus opportunity in effect immediately prior to the Change in Control and the non-competition provisions of paragraph 9 shall all apply.  Payment shall be made either at closing if notice is served at least five (5) days before closing or within ten (10) days of written notice by Employee.

(d)           For purposes of applying paragraph 4 under the circumstances described in (b) and (c) above, the effective date of termination will be the later of the closing date of the transaction giving rise to the Change in Control or Employee’s notice as described above, and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by the Company at such time.  Further, Employee will be given sufficient time in order to comply with then Securities and Exchange Commission’s regulations to elect whether to exercise and sell all or any of his vested options to purchase Common Stock of the Company, including any options with accelerated vesting under the provisions of the Company’s stock option or similar plan, as amended or any warrants, such that he may convert the options or warrants to shares of Common Stock of the Company at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

(e)           A “Change in Control” shall be deemed to have occurred if:

(i)            any person, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 30% or more of the total voting power of all of the then-outstanding voting securities of the Company;

(ii)           the individuals (A) who, as of the closing date of the Company’s initial public offering, constitute the Board of Directors of the Company (the “Original Directors”) or (B) who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election) or (C) who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors of the Company;

(iii)          the consummation of a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding voting securities of the Company, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by the holders of at least 75% of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(iv)          the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (i.e., 50% or more of the total assets of the Company (including the Company’s subsidiaries)).

 (f)           If any portion of the severance benefits, Change in Control benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company, including but not limited to stock options, warrants and other long-term incentives (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, as amended (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive from the Company an additional payment (the “Gross-up Payment”) in an amount such that the net amount of Total Payments and Gross-up Payment retained by the Employee, after the calculation and deduction of all Excise Tax on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax on the Gross-up Payment, shall be equal to the Total Payments.

For purposes of this paragraph Employee’s applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payment.

All determinations required to be made under this paragraph 20, including whether a Gross-Up Payment is required under this paragraph, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the Company’s current independent accounting firm, or such other firm as the Company may designate in writing prior to a Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within twenty business days of the receipt of notice from Employee that there will likely be a Change in Control, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the party effecting the Change in Control or is otherwise unavailable, Employee (together with all other employees with comparable appointment rights in their respective employment agreements such that all such employees may collectively select a single accounting firm) may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm with respect to such determinations described above shall be borne solely by the Company.

Employee agrees (unless requested otherwise by the Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Employee owes an amount of Excise Tax greater than the amount determined pursuant to this paragraph; provided, that Employee shall be entitled to reimbursement by the Company (on an after tax basis) of all fees and expenses reasonably incurred by Employee in contesting such determination.  In the event the Internal Revenue Service or any court of competent jurisdiction determines that Employee owes an amount of Excise Tax that is greater than the amount previously taken into account and paid under this Agreement (such additional Excise Tax being the “Additional Excise Tax”), the Company shall promptly pay to Employee the amount of such shortfall.  In the case of any payment that the Company is required to make to Employee pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to Employee an additional amount such that after payment by Employee of all of Employee’s applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on the Later Payment, Employee will retain from the Later Payment an amount equal to the Additional Excise Tax, which Employee shall use to pay the Additional Excise Tax.

2.     Governing Law.  This Amendment shall in all respects be construed according to the laws of the State of Texas.

3.     Counterparts.  This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

4.     Effect of Amendment.  Except as specifically amended by this Amendment, all provisions of the Agreement remain in full force and effect in accordance with their express terms.  Employee acknowledges receipt of that certain letter dated March 29, 2002, notifying Employee of the termination of the automatic renewal provision of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOURCECORP, INCORPORATED

By:	/s/ Joe Rose
Title:	Chief Operating Officer and Executive Vice President

SOURCECORP Management, L.P.

By: SRCP Management, Inc.,
General Partner

	By:	/s/ Joe Rose
	Title:	Chief Operating Officer

EMPLOYEE:

/s/ Ronald Zazworsky
RONALD ZAZWORSKY